Exhibit 99.1

MOBIX LABS ANNOUNCES $4.0 MILLION REGISTERED DIRECT OFFERING PRICED AT-THE-MARKET UNDER NASDAQ RULES

IRVINE, Calif / BUSINESS WIRE / April 4, 2025 / Mobix Labs, Inc. (Nasdaq: MOBX, “Mobix Labs” or the “Company”), a leading provider of advanced connectivity solutions, today announced that it has entered into a definitive agreement with institutional investors for the purchase and sale of an aggregate of 4,876,860 shares of the Company’s Class A common stock (the “common stock”) (or common stock equivalents in lieu thereof) at a purchase price of $0.8202 per share of common stock (or common stock equivalents in lieu thereof) in a registered direct offering priced at-the-market under Nasdaq rules. In addition, in a concurrent private placement, the Company will issue unregistered common stock purchase warrants. The common stock purchase warrants to purchase up to 4,876,860 shares of common stock have an exercise price of $0.8202 per share, are exercisable after stockholder approval, and expire 5 years after stockholder approval. The offering is expected to close on or about April 7, 2025, subject to the satisfaction of customary closing conditions.

Roth Capital Partners is acting as the exclusive placement agent for the offering.

The gross proceeds to the Company from the offering are expected to be $4.0 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for working capital and other general corporate purposes.

The shares of common stock (or common stock equivalents in lieu thereof) are being offered by the Company pursuant to a “shelf” registration statement on Form S-3 (File No. 333-284351) previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on January 24, 2025. The offering of these securities is made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, CA 92660 or by email at rothecm@roth.com.

The common stock purchase warrants described above are being issued in a concurrent private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the common stock purchase warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the common stock purchase warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

The Company also has agreed to amend certain existing Series A warrants and Series B warrants that were previously issued July 24, 2024 to purchase up to an aggregate of 5,755,396 shares of the Company’s common stock, which Series A warrants and Series B warrants both have an exercise price of $1.39 per share, and effective upon the closing of the offering, such existing warrants will have a reduced exercise price of $0.8202 per share. There will be no change to the expiration date of the Series A Warrants, but the Series B Warrants will be amended to extend their term to equal the greater of 15 months from the initial expiration date and three months from stockholder approval.

ABOUT MOBIX LABS, INC.

Mobix Labs designs, develops and sells components and systems for advanced wireless and wired connectivity, radio frequency (“RF”), switching and electromagnetic interference (“EMI”) filtering technologies. Our solutions are used in the consumer commercial, industrial, automotive, medical, aerospace, defense and other markets. To enhance our product portfolio, we also intend to pursue acquisitions of companies with existing revenue which can be scaled, and which possess technologies that accelerate the speed, accessibility, and efficiency of disruptive or more efficient communications solutions, and which will also allow us to expand into strategically aligned industries. Our wireless systems solutions include products for advanced RF and millimeter wave (“mmWave”) 5G communications, mmWave imaging, software defined radio and custom RF integrated circuits (“ICs”) targeting the commercial, industrial, and defense and aerospace sectors. Our interconnect products, including EMI filter inserts and filtered and non-filtered connectors, are designed for and are currently used in aerospace, military, defense and medical applications.

Mobix Labs and the logo, are among the trademarks of Mobix Labs. Other trademarks are the property of their respective owners.

SAFE HARBOR

Statements in this press release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements reflect the current beliefs and expectations of management and include statements regarding the timing of the offering, the expected use of proceeds from the offering, and the Company’s ability to complete the offering. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that may cause the Company’s actual activities or results to differ materially from those indicated or implied by any forward-looking statement, including, without limitation, due to risks and uncertainties related to market conditions and the satisfaction of closing conditions related to the proposed public offering, and risks disclosed in the Company’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Internet site (http://www.sec.gov). Forward-looking statements are made as of the date of this release, and, except as required by law, the Company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Investor Contact:

investors@mobixlabs.com

Source: Mobix Labs, Inc.